Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus, dated April 29, 2025, and included in this Post-Effective Amendment No. 5 to the Registration Statement (Form N-2, File No. 333-268622) of Crescent Private Credit Income Corp. (the “Registration Statement”).

We also consent to the use of our report dated February 21, 2025, with respect to the consolidated financial statements of Crescent Private Credit Income Corp. for the year ended December 31, 2024, and for the period from May 5, 2023 (Commencement of Operations) through December 31, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

April 29, 2025